LICENSE AGREEMENT

This License Agreement (the "Agreement") is made as of May 23rd, 2017 (the "Effective Date") by and between Brand Strategy Group, Inc. (the "Licensor," or "BSGI"), a Wyoming company located at 412 N Main St Ste 100, Buffalo, WY 82834, and Ami James Brands Inc., a corporation organized and existing under the laws of Nevada (the "Licensee" or "Pubco"), 1360 Washington Ave Miami Beach, FL 33139 (together, the Licensor and Licensee may be referred to hereinafter as the "Parties").

RECITALS

WHEREAS, Licensor is the sole and exclusive owner and/or exclusive licensee of certain copyrights and/or trademarks and intellectual property which registrations or applications therefore are more particularly described in **Schedule A** annexed hereto (the "Intellectual Property"); and

WHEREAS, the Parties desire to enter into this Agreement with regard to the licensing to Licensee of the rights to utilize the Trademarks for the manufacture, distribution, sale and marketing of certain products set forth on **Schedule B** annexed hereto and bearing the Intellectual Properties (the "Licensed Products").

WHEREAS, Licensor and Licensee desire that the Agreement be an exclusive license, except as to Licensor, for a term of ten (10) years (the "Initial Term") with options to renew the term subject to certain conditions as more fully described herein-below.

WHEREAS, Licensee wishes to use the Products under the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Licensee and Licensor hereby agrees as follows:

1. Grant of Exclusive License

Licensor hereby grants to Licensee an exclusive license, except as to Licensor, to develop, manufacture, sell and otherwise market the Licensed Products throughout the world (the "Territory"), subject to the terms and conditions hereafter set forth and this Agreement. Licensor shall retain and control all creative content regarding the Licensed Products.

2. Term of License

Initial Term. The license and rights granted herein shall commence as of the Effective Date and shall continue until November 30th, 2026 (the "Initial Term"). So long as no event of default shall have occurred and not been cured or waived, the License will renew automatically for sequential five (5) year terms unless (i) either party notifies the other party in writing of its intent to terminate the license within one hundred and 180 days of the end of the Initial Term or any renewal term; or (ii) earlier terminated in accordance with the provisions of Section 10 of this Agreement. The Initial Term and any renewal term shall hereinafter be defined as the "Term."

Such renewal term(s) shall be on the same terms and conditions as provided herein for the initial Term.

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3. Consideration

Consideration for the license and rights granted herein shall be a royalty paid to Licensor of ten percent (10%) of all Net Sales of Licensed Products during the Term (and any sell-off period, if applicable) (the "Royalty"). For purposes of this Agreement, "Net Sales" shall mean the gross invoice or contract price charged for Licensed Products by Licensee, less returns, credits and allowances actually made or allowed to customers for returns or in lieu of returns. In computing Net Sales, no costs incurred in manufacturing, selling, advertising, or distributing the Licensed Products and no indirect expenses shall be deducted, nor shall there be any deduction for uncollectible accounts. The Royalty shall be payable to the Licensor in U.S. dollars on a quarterly basis within thirty (30) days of the closing of each calendar quarter. The payment shall be made as defined by the Licensor.

4. Conversion of Considerations

Licensor shall, at its sole discretion, have the option to convert the payments due to Licensor by Licensee, into common stock of Licensee. The common stock of Licensee, a publicly registered company and trading on the OTC Bulletin Board, trading under the current symbol "AJBJ", unless otherwise changed subsequent to the execution of this Agreement by Licensee. The common stock of the Licensee, to be issued to the Licensor at its option, shall be affected by the rules and regulations of the Securities and Exchange Commission, including, but not limited to, Rule 144. The conversion shall be based on the average closing price of the prior quarter, corresponding with the period the consideration is earned, with a twenty percent (20%) discount. The notice of conversion shall be issued by Licensor to Licensee within twenty (20) days of the end of the quarter.

5. Exploitation of License.

(a) (i) During the Term hereof, Licensee agrees to use its best efforts and diligence to continuously develop, manufacture, distribute, sell, advertise and promote the Licensed Products throughout the entire Territory. Licensee agrees that its policy of sale and distribution of the Licensed Products will be of a high standard and to the best advantage of the Licensed Products.

(ii) Furthermore, and without limiting the generality of the foregoing, Licensee shall use its best efforts to ship representative lines in commercially reasonable quantities of all categories of Licensed Products beginning no later than twelve (12) months from the date of this Agreement. In the event that the Term is extended pursuant to Section 1(b) hereof, Licensee agrees to sell commercially reasonable quantities of a representative line of each category of Licensed Products throughout the Territory during each season of the First Extension Period and (if further extended) the Second Extension Period. In addition to all other rights and remedies available to Licensor under this Agreement, at law or in equity, in the event of a failure by Licensee to so fully exploit each such category of Licensed Products during either the First Extension Period or Second Extension Period, any category of Licensed Products which are not so exploited shall, at Licensor's option and upon written notice to Licensee by Licensor, automatically revert back to Licensor, such category shall no longer be deemed Licensed Products, and Licensor shall be free to, on its own or through third parties, manufacture sell and distribute such categories of Licensed Products without any obligation to Licensee.

(b) Licensee shall at all times maintain, or contract for, facilities and personnel adequate to fulfill its obligations under this Agreement.

(c) During each Annual Period, Licensee shall timely ship not less than seventy-five (75%) percent of Licensed Products for which Licensee has accepted and confirmed purchase orders from credit approved customers.

(d) Licensee acknowledges that the license granted herein is for products that are consistent with the prestigious nature and reputation of the Property and Trademarks, and that the Licensed Products should be designed, fabricated, constructed and marketed and carry a manufacturer's suggested retail price consistent with such category and attributes, in order to preserve the goodwill attached to the Property and Trademarks. Accordingly, Licensee shall use commercially reasonable efforts to produce Licensed Product for sale at a retail sales price suggested by Licensor from time to time, provided however, that Licensee shall have the exclusive right to establish prices for the sale of Licensed Products. Licensee shall provide Licensor, in advance of each selling season, with line sheets and price lists, and Licensee shall promptly notify Licensor in writing of any change in pricing.

(e) Licensee shall provide Licensor, upon request, with the names and addresses of all facilities at which the Licensed Products are stored, and Licensee shall use its best efforts to make all necessary arrangements to allow Licensor or its representatives to have reasonable access to all such facilities upon reasonable advance notice during regular business hours for the purposes of conducting inspections to insure that Licensee is in compliance with this Agreement.

(f) Licensee shall include in all of its written orders to manufacturers, distributors and retailers for the sale of Licensed Products such language as is reasonably necessary to seek to prevent diversion of the Licensed Products from the Licensed Channels of Distribution, which is more specifically set forth on **Schedule C** annexed hereto.

(g) Licensee shall include in all of its written orders for the purchase of materials and/or finished goods from third parties such language as is necessary for the purpose of prohibiting the sale or other disposition of any products bearing the Trademarks by such suppliers other than to Licensee.

(h) All sales by Licensee of any Licensed Products for a price ("Close-Out Price") with respect to any style of Licensed Product, less than [eighty percent (80%)] of the established wholesale price (but excluding special make-up orders ("SMU's"), sales by Licensee to the Licensor, and cancellations) shall be deemed a "Close-Out Sale". In the event that SMU's are permitted by Licensor, aggregate sales of SMU's by Licensee in any given Annual Period shall not exceed ten percent (10%) of total Net Sales in such Annual Period. Close-Out Sales may only be distributed or sold to approved Off Price Channels of Distribution, a representative list being attached as **Schedule C-2** annexed hereto. Individual units of Licensed Products comprising Close-Out Sales in any Annual Period (or sell-off period, if any) may not comprise more than forty percent (40%) of total individual units of Licensed Products sold in the aggregate during such Annual Period (or sell-off period, as applicable) without the prior written consent of Licensor, which consent may be withheld in Licensor's sole discretion. In addition, Licensee shall not sell any Licensed Products for a price less than fifty (50%) of the established price without the prior written consent of Licensor, which consent may be withheld in Licensor's sole discretion. Without limiting the foregoing, in recognition of Licensor's interest in maintaining a stable and viable market for products utilizing the Property or Trademarks, Licensee agrees to refrain from 'dumping' any articles of Licensed Products in the market during the Term and any sell-off period.

"Dumping" shall mean the distribution of the Licensed Products at volume levels significantly above Licensee's prior sales practices with respect the Licensed Products, and at price levels so far below prior sales practices with respect to the Licensed Products as to disparage the Licensed Products. Sales to "flash" sale websites may only be conducted once per quarter for each year in the Initial Term, First Extension Period and Second Extension Period and are considered Close-Out Sales.

(i) Licensee agrees to participate in, and provide an adequate number of samples for display in, trade shows to be mutually agreed upon between Licensee and Licensor, utilizing booths selected by Licensor. Licensee shall reimburse Licensor for a portion of Licensor's costs incurred in connection with any such trade show, in an amount reasonably established by Licensor so as to equitably allocate such costs among all licensees of Licensor participating in such trade show.

(j) Licensee shall attend meetings called by Licensor from time-to-time to discuss any matters relating to this Agreement. All such meetings will be held at Licensor's offices and may be called by Licensor upon at least thirty (30) days prior written notice to Licensee, but not more frequently than one time in each calendar quarter.

(k) Licensee shall cooperate with Licensor and other licensees of Licensor (domestic and international) in connection with the exchange of ideas, design and other information relative to the manufacture, sale and distribution of Licensed Products (including, but not limited to, furnishing a reasonable quantity of items in current production and related incidental materials to be distributed among such other licensees).

(l) All advertising and promotion (content and placement) is subject to the prior approval of Licensor as provided in Section 6(a) herein.

(m) Licensee shall at all times maintain adequate space at its showroom for the attractive display of the Licensed Products, all in accordance with Licensor's fixture program, if any, which shall be separate and distinct from the space allocated to any other products marketed by Licensee. Licensee shall at all times employ at least one full-time employee who shall devote his or her full business time to the sale and marketing of the Licensed Products. Such employee shall be reasonably qualified and experienced to carry out his or her duties.

6. Quality Control. Licensee shall cause the Licensed Products to meet and conform to high standards of style, quality and appearance. In order to assure Licensor that it is meeting such standards and other provisions of this Agreement, Licensee shall comply with the following:

(a) Pre-Productions: Before commercial production and distribution of any product bearing any reference to the Property or Trademarks, Licensee shall submit to Licensor all preliminary and proposed final artwork, prototypes, mock-ups and pre-production samples of each Licensed Product, including all styles, colors and variations, together with its labels, tags, cartons and containers and including Packaging and wrapping materials and all advertising and promotional materials. All Licensee's submissions under this Section 6 shall be accompanied by forms supplied by Licensor, using one (1) form for each submission and filling in all necessary information. Licensor must approve in writing all submissions, in its sole discretion, before Licensee shall be entitled to distribute, advertise, use, produce commercial quantities of or sell any item relating to any such submission. Licensor shall approve or disapprove any submitted item within ten (10) days after receipt by

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Licensor, provided that such ten (10) day period shall commence only upon Licensee's receipt of written confirmation of Licensor's receipt of the submitted item pursuant to Section 14 below. If Licensor has not notified Licensee of its approval or disapproval within such ten (10) day period, the item shall be deemed approved by Licensor. Approval of an item or Licensed Product which uses particular artwork does not imply approval of such artwork with a different item or Licensed Product or of such item or Licensed Product with different artwork. Licensee acknowledges that Licensor's approval of an item or Licensed Product does not imply approval of, or license to use, any non-Licensor controlled elements contained in any item or Licensed Product. Licensee further acknowledges that approvals hereunder are effective for one calendar year only, and that Licensee is required to resubmit all previously approved items (including but not limited to Licensed Products) for each subsequent calendar year, as well as, for the avoidance of doubt, all new items (even if components thereof have been previously approved), for approval by Licensor hereunder. After a sample of an item has been approved, Licensee shall not make any changes without resubmitting the modified item for Licensor's written approval. All decisions by Licensor relating to disapproval of any Licensed Product as well as all advertising materials (content and placement) shall be made in its sole discretion, and shall be final and binding on Licensee and shall not be subject to review in any proceeding. In connection with Licensee's design of Licensed Products, Licensor shall use reasonable efforts to provide Licensee with those of Licensor's designs that Licensor deems necessary in its sole discretion.

(b) Production Samples: Before selling or distributing any Licensed Product, Licensee shall furnish Licensor, at no charge, one (1) complete sample of each style of each such product from the first production run of each Manufacturer of the Licensed Products, together with its labels, tags, cartons and containers (including Packaging and wrapping materials) for Licensor's promotional and other purposes, or for comparison with earlier samples. If such samples do not conform to all aspects of the Licensed Product as approved or if the quality of any such sample does not meet the requirements of this Section 6, Licensor shall notify Licensee and such item shall be deemed disapproved and all such items shall be promptly corrected if possible or destroyed. Licensee shall also furnish Licensor, upon request and free of charge, with such reasonable number of additional samples of each Licensed Product per Annual Period for Licensor's promotional and other purposes, or for comparison with earlier samples.

(c) Rejections and Non-Compliance: All submissions or samples not approved by Licensor shall promptly be destroyed by Licensee. Licensee shall advise Licensor regarding the time and place of such destruction (in sufficient time to arrange for a Licensor representative to witness such destruction, if Licensor so desires) and such destruction shall be attested to in a certificate signed by one of Licensee's executive officers and submitted to Licensor within fifteen (15) days of the date on which the sample was not approved. Notwithstanding the foregoing, Licensee may sell "seconds" and "irregulars" of Licensed Products to Off-Price Channels of Distribution; provided, however, that individual units of "seconds" or "irregulars" of Licensed Products sold in any Annual Period (or sell-off period, if any) may not comprise more than seven percent (7%) of total individual units of Licensed Products sold in the aggregate during such Annual Period (or sell-off period, as applicable), and, for the avoidance of doubt, Licensee shall pay to Licensor the full Royalty for such sales of "seconds" and "irregulars".

(d) Testing: Both before and after Licensed Products are put on the market, Licensee shall follow reasonable and customary procedures for testing the Licensed Products for compliance with laws, regulations, standards and procedures, and shall permit Licensor

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(upon reasonable notice) to inspect its and its authorized Manufacturer's testing, manufacturing and quality control records, procedures and facilities and to test or sample Licensed Products for compliance with this subsection and the other terms and conditions of this Agreement. Licensed Products found by Licensor at any time not to comply with applicable laws, regulations, standards and procedures shall be deemed disapproved, even if previously approved by Licensor, and shall not be shipped unless and until Licensee can demonstrate to Licensor's satisfaction that such Licensed Products have been brought into full compliance.

(e) Revocation of Approval: In the event that (i) Licensee uses the Property or Trademarks improperly or violates any term of this Section 6, or (ii) Licensor becomes aware of (x) any material or content in any Licensed Product, Packaging, advertising or marketing material relating to the Licensed Products which is pornographic or promotes or depicts gambling, excessive violence or the use of controlled substances that had not been previously disclosed to Licensor, or (y) any material or content in any Licensed Product that was not presented to Licensor for its approval, or (z) a ruling, decision, finding or other occurrence or factor connected with any Licensed Product (e.g., an adverse ruling by the U.S. Consumer Products Safety Commission), which, in the reasonable opinion of Licensor, reflects unfavorably upon the professional, business or reputation of Licensor, then, in any such event, Licensor shall have the right, in its sole discretion, to withdraw its approval of such Licensed Product. In the event of such withdrawal, Licensor shall provide written notice to Licensee and Licensee shall promptly thereupon cease the use of the Property in connection with the manufacture, sale, distribution, advertisement or use of such Licensed Product and all Licensee's inventory of such Licensed Product shall be promptly destroyed.

(f) All the Licensed Products shall be manufactured, sold, marketed and advertised in compliance with all applicable laws, rules and regulations throughout the Territory (collectively, "Laws"). Licensee shall pretest all proposed and approved Licensed Products and shall cause truthful labeling regarding the care, maintenance, and use to be affixed to the Licensed Products as required by the Laws. Licensee shall immediately inform Licensor in writing of any complaint by any consumer, governmental or other regulatory or self regulatory body relevant to the Licensed Products, and the status and resolution thereof. Licensee shall act expeditiously to resolve any such complaint. Without limiting the provisions of this Section 6(f), Licensee covenants on behalf of itself and on behalf of all of Licensee's Manufacturers, as follows:

(i) Licensee and Manufacturers shall not use child labor in the manufacturing, packaging or distribution of Licensed Products or Packaging or advertising or promotional materials hereunder. The term "child" refers to a person younger than the age for completing compulsory education, but in no case shall any person younger than fourteen (14) years of age be employed in the manufacturing, packaging or distribution of Licensed Products or Packaging or advertising or promotional materials hereunder.

(ii) Licensee and Manufacturers shall provide employees with a safe and healthy workplace in compliance with all applicable Laws. Licensee and the Manufacturers agree to provide Licensor with all information Licensor may reasonably request about manufacturing, packaging and distribution facilities for the Licensed Products.

(iii) Licensee and Manufacturers shall only employ persons whose presence is voluntary. Licensee and the Manufacturers shall not use prison

labor, or use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees.

(iv) Licensee and Manufacturers shall comply with all applicable wage and hour Laws, including minimum wage, overtime, and maximum hours. Licensee and the Manufacturers agree to utilize fair employment practices as defined by applicable Laws.

(v) Licensee and Manufacturers shall comply with all applicable environmental and other Laws.

(vi) Licensee and Manufacturers shall always treat their workers and conduct business in accordance with applicable law, rule or regulation.

(vii) Licensee and Manufacturers shall exercise best efforts and in good faith to not permit in the workplace any type of discrimination based upon personal beliefs or characteristics.

(viii) Licensee and Manufacturers shall recognize the right of employees to exercise their lawful rights of free association but nothing herein shall be deemed to abridge or diminish Licensee or Manufacturers rights to lawfully contest any collective bargaining process.

(g) Licensee agrees that Licensor may make on-site inspections of manufacturing, packaging and distribution facilities in order to monitor compliance with applicable Laws. Licensee shall obtain an agreement with each third party Manufacturer and supplier to comply with the provisions of Section 6(f). All Manufacturers wherever located which the Licensee desires to use in connection with the manufacture of Licensed Products are subject to the prior written approval of Licensor, which consent shall not be unreasonably withheld or delayed; provided, however, that Licensor shall have ten (10) business days after its receipt of a written request from the Licensee to approve or disapprove a Manufacturer or such longer period as is reasonable under the circumstances to approve or disapprove such Manufacturer. In order to maintain Licensor's high standard of quality control and to insure that appropriate measures are taken against counterfeiting, the Licensee shall provide Licensor with the following information: (i) name and address of each proposed manufacturer; (ii) type of Licensed Products to be manufactured; (iii) quantity of Licensed Products to be manufactured; and (iv) any other relevant information. The Licensee acknowledges that it shall remain primarily liable and completely obligated under all of the provisions of this Agreement in respect of such contracting or assembly arrangements.

(h) In the event of Licensee's unapproved or unauthorized manufacture, distribution, use or sale of any Licensed Products or any Packaging or materials bearing any reference to the Property, including promotional and advertising materials, or the failure of Licensee to comply with any provisions of this Section 6, Licensor shall have the right to: (A) immediately revoke Licensee's rights with respect to any such Licensed Product licensed under this Agreement, and/or (B) at Licensee's expense, confiscate or order the destruction of such unapproved, unauthorized or non-complying products, Packaging or materials. Such right(s) shall be in addition to and without prejudice to any other rights Licensor may have under this Agreement or otherwise.

(i) Licensee covenants and agrees that: (i) All Licensed Products manufactured, sold and distributed hereunder will be merchantable and fit for the purpose for which they are intended; (ii) the Licensed Products will conform at all times to all applicable federal, state and local laws, rules, regulations, ordinances and other enactments provided in the Territory or otherwise applicable, and all applicable industry standards, including but not limited to, those relating to product safety; and (iii) all Licensed Products will conform in all respects (other than changes which are not perceivable to the consumer) to the samples approved by Licensor (subject to Licensee's right to sell seconds and irregulars, as specifically set forth in and subject to Section 7(c) above, and that Licensee will not distribute or sell any Licensed Products which are of a quality or standard inferior to or different from the approved quality or are injurious to the reputation and goodwill associated with the Property.

7. Trademarks and Trademark Protection.

(a) Licensee acknowledges that Licensor is the owner and/or exclusive licensee of all right, title and interest in and to the Property in any form or embodiment and is also the owner of the goodwill attached or which shall become attached to the Property in connection with the Licensed Products. Sales by Licensee shall be deemed to have been made for purposes of trademark registration for the benefit of Licensor and/or its licensor, and all uses of the Property by Licensee shall inure to the benefit of Licensor.

(b) At Licensor's request and expense, Licensee shall execute any documents, including registered users agreements, reasonably required by Licensor to confirm its and/or its licensor's ownership of all rights in and to the Property in the Territory and the respective rights of Licensor and Licensee under this Agreement. Licensee shall cooperate with Licensor at Licensor's expense, in connection with the filing and prosecution by Licensor and/or its licensor's of applications in Licensor's and/or its licensor's name relating to the use of the Property for Licensed Products in the Territory.

(c) Licensee shall never challenge or encourage anyone to challenge Licensor's and/or its licensor's ownership of or the validity of the Property or any application for registration thereof or any trademark, copyright or other registration thereof or any rights of Licensor and/or its licensor thereto.

(d) Licensee shall not, at any time or in any manner, knowingly or intentionally, engage in any activity or perform or permit any act which may in any way adversely affect any rights of Licensor and/or its licensor to the Property or any registrations or applications for registration thereof or which may directly or indirectly reduce the value of the Property or derogate or detract from the repute thereof. To the extent that Licensee should have known that the consequences of the aforesaid action taken by or on behalf of Licensee, or caused by Licensee, was likely to materially adversely affect the interests of Licensor, such action shall be deemed to be a breach of this subsection, whether or not the Licensee engaged in such action knowingly and/or intentionally.

(e) Licensee shall not use any other tradenames, trademarks or other designations including, without limitation, Licensee's own corporate name or tradename in connection with the Property in any consumer advertising and publicity, labeling, packaging or printed matter utilized by Licensee in connection with the Licensed Products. Licensee may, however, use its own corporate name or tradename in connection with the Property in transactions between and among the parties hereto, and with Manufacturers, merchants, wholesale customers and others relating to: the manufacture of Licensed Products; the

creation and development of designs, styles, advertising, promotional materials, packaging, printed matter and labeling of the Licensed Products; and the wholesale sale of the Licensed Products. Licensee shall not use the Property in combination with any other names or marks to form a new mark and shall not use the Property as a tradename or in any other manner other than in connection with the manufacture, distribution, sale and promotion of Licensed Products under this Agreement. Licensee will at all times make reference on the Licensed Products and on all packaging and promotional materials used in connection therewith that the Property is under license from the Licensor.

(f) Licensee recognizes the great value of the goodwill associated with the Trademarks and acknowledges that such goodwill belongs exclusively to Licensor, and that Licensee shall acquire no proprietary rights in the Trademarks or their goodwill by virtue of this Agreement. Licensee further recognizes that the Trademarks have acquired secondary meaning in the mind of the public. Accordingly, Licensee agrees that the breach of its obligations under this Agreement (other than breaches relating to the payment of monetary sums) will cause Licensor and/or its licensor irreparable damages which may not be compensable by monetary damages, and that in the event of such breach, in addition to any other rights or remedies which Licensor may have, Licensor may seek and obtain injunctive relief, without the necessity of posting bond. Licensee stipulates and agrees that in the event Licensor obtains injunctive relief, Licensee shall not request the court to require the Licensor to post a bond.

(g) Licensee shall prominently display on all Licensed Products, all Packaging materials, and in all advertising and promotional materials using the Trademarks, such trademark and/or copyright notices as are reasonable and customary.

(h) Licensee shall promptly notify Licensor if any legal action is instituted against Licensee relating to Licensee's use of the Trademark. Licensee shall also promptly notify Licensor of any counterfeiting or other infringement of the Trademarks, or any diversion of the Licensed Products from the Licensed Channels of Distribution, of which Licensee becomes aware. Licensor shall have the right, but not the obligation, to institute legal action or take any other actions which it deems necessary to protect its interest in the Trademarks, and Licensee shall fully cooperate with Licensor in any such action, provided that any out-of-pocket expenses of Licensee incurred in connection therewith are paid or reimbursed by Licensor. Any monetary recovery resulting from any such action shall belong solely to Licensor. If Licensor declines to institute or continue any legal action, Licensee may, with the consent of Licensor, which will not be unreasonably withheld, institute or continue same in its name, at its sole expense, in which event any monetary recovery resulting therefrom shall belong solely to Licensee.

(i) Ownership of all intellectual property rights, whether recognized currently or in the future, including, without limitation, copyright, patent, trade secret and trademark rights, in the Licensed Products and in all designs, logos, artwork, packaging, copy, literary text, advertising material and promotional material of any sort and other matter utilizing the Property, including all such material developed by Licensee (collectively, the "Work"), shall vest in Licensor, and title thereof shall be in the name of Licensor, and Licensee hereby assigns all rights in and to all such Work to Licensor throughout the world in perpetuity. Licensor shall be free to modify, utilize, license and sublicense any or all such Work, without obligation to Licensee, subject to the terms and conditions of this Agreement. Licensee shall only use the Work during the Term and only in connection with the Licensed Products and subject to the terms and conditions of this Agreement, and, without limiting the foregoing, may not use or authorize the use of the Work, including but not limited to any designs similar

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thereto, on any products other than Licensed Products. Licensee shall execute any further documents reasonably necessary to effectively assign and transfer all right, title and interest in and to the Work to Licensor. To the extent Licensee fails to execute any such further documents within ten (10) days after receipt of a written request to do so, Licensee hereby appoints Licensor as its attorney in fact and grants Licensor the power of attorney to execute the same in the name of Licensee. All such items and all Licensed Products shall bear the copyright and trademark notices as are reasonable and customary and any other legal notices, which Licensor may from time to time prescribe. Any and all additions to, and new renderings, modifications or embellishments of the Work shall, notwithstanding their invention, creation and use by Licensee and/or its representatives, affiliates and/or sub-licensees, if applicable, be and remain the property of Licensor, and Licensor may use, and license others to use the same, subject only to the provisions of this Agreement. Licensee and/or its representatives, affiliates and/or sub-licensees, if applicable, shall enter into written agreements with all of its employees and independent contractors (i) providing that all artwork and designs created by them in the course of Licensee's performance under this Agreement shall be the property of Licensor either as works for hire under United States copyright law or otherwise, and (ii) obligating them to assign all rights in such artwork and designs to Licensor. Upon the request of Licensor, Licensee shall submit to Licensor for Licensor's approval copies of all such agreements prior to use thereof, which approval shall not be unreasonably conditioned, withheld or delayed. Licensee and/or its representatives, affiliates and/or sub-licensees, if applicable shall not permit any of its employees or independent contractors to obtain or reserve, by written or oral agreement or otherwise, any rights as "authors" or "inventors" of any such artwork or designs (as such terms are used in present or future United States copyright and/or patent statutes or judicial decisions). Licensee shall furnish to Licensor at Licensor's request, full information concerning the invention and creation of such artwork and designs, together with the originals of assignments of all rights therein obtained from all such third parties to Licensor.

(j) Licensor may withdraw any or all elements of the Property, or any component part thereof, from the terms of this Agreement if Licensor determines that the exploitation thereof would or might violate or infringe the copyright, trademark or other proprietary rights of third parties, or subject Licensor to any liability or violate any law, court order, government regulation or other ruling of any governmental agency, or if, on account of the expiration or sooner termination of an agreement between Licensor and a third party from whom Licensor has obtained certain underlying rights relating to the exploitation of the Property hereunder or otherwise, Licensor shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties, or if Licensor determines that it cannot adequately protect its rights in the Property under the copyright, trademark or other laws of the Territory. Such withdrawal shall not be deemed a breach of this Agreement. Within five (5) business days of such withdrawal, Licensee shall, at Licensor's sole discretion, (a) destroy or (b) deliver to Licensor at Licensor's expense, any Licensed Products which are in Licensee's inventory.

8. Licensee's Representations and Warranties.

Licensee hereby represents and warrants to the Licensor that:

(a) Organization. The Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, is qualified in no other state, and has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

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(b) Authority; No Violation. The execution and delivery of this Agreement by the Licensee, and the actions by Licensee has been contemplated and hereby have been duly authorized. The execution of this Agreement contemplated hereby will not constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Licensee, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Licensee or any of the individuals comprising the Licensee is a party or by which the Licensee is bound.

(c) Litigation. There are no actions, proceedings, or investigations pending or, to the knowledge of the Licensee, threatened against the Licensee, and the Licensee knows or has any reason to know of any basis for any such action, proceedings, or investigation.

(d) Disclosure. The Licensee has disclosed to the Licensor all facts material to the business of the Licensee, as it pertains to this Agreement. No representation or warranty by the Licensee contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Licensor pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to consummate this Agreement.

9. Indemnification.

(a) Except as provided in Section 9(b), Licensee shall indemnify and hold Licensor, and its subsidiaries and affiliates, and their officers, directors, shareholders, employees, representatives and agents, harmless against any and all settlements, claims, demands, causes of action, judgments, damages, losses, costs and expenses (including but not limited to reasonable attorney's fees and litigation costs) of any kind whatsoever actually or allegedly suffered by any person, persons, product, customers or property arising in any way out of, or incidental to, the Licensed Products or suffered or incurred by Licensor in connection with any allegedly unauthorized use of any patent, process, idea, method, or device in connection with the Licensed Products, and also from any claims, suits, losses and damages arising out of alleged defects in the Licensed Products or resulting from any failure of Licensee, or any person, firm, or entity acting under or through Licensee, to comply with the provisions of this Agreement or to comply with any applicable Laws including, without limitation of the foregoing, accidental death of, or injury to, persons or damage to property, and claims of infringement of intellectual property rights, including copyrights, trademark, trade dress and/or patent claims. Licensee shall obtain, at its own expense, product liability insurance from a recognized insurance company qualified to do business in the State of California, providing adequate protection with a limit of liability (in addition to costs of defense) of not less than Three Million ($3,000,000.00) Dollars per occurrence, insuring, without limitation, against any claims, suits, losses or damages arising out of any alleged defects in the Licensed Products, including actions for breach of warranty, negligence and strict liability in tort. Said product liability insurance shall be issued by a company reasonably satisfactory to Licensor, and a certificate evidencing the paid policy naming the Licensor as an insured party will be submitted to Licensor by the Licensee within forty-five (45) days following the commencement of this Agreement. Said policy will provide that the insurer may not terminate it or materially modify it without thirty (30) day's prior written notice to Licensor. Payment for any indemnification due hereunder will be made on demand.

(b) Licensor shall indemnify, defend and hold Licensee and its subsidiaries and affiliates, and their officers, directors, shareholders, employees, representatives and agents, harmless against any and all claims, settlements, judgments, damages, losses, costs and expenses (including but not limited to reasonable attorney fees) incurred by Licensee solely as a result of any claim by any person, firm or entity that Licensee's use of the Property in accordance with this Agreement infringes upon any rights granted to such person, firm or entity by Licensor, and solely in connection with advertising and promotional materials that are developed or purchased by Licensor, to the extent such claim arises in a jurisdiction covered by Licensor's representations and warranties as specifically set forth in Section 8 hereof. Licensee shall not, however, be entitled to any recovery for lost profits or consequential damages. Additionally, if by reason of any claims referred to in this subsection Licensee is precluded from selling any stock of Licensed Products or utilizing any materials in its possession or which come into its possession by reason of any required recall, Licensor shall be obligated to purchase such Licensed Products and materials from Licensee at their out-of-pocket landed duty cost to Licensee, excluding overhead, but Licensor shall have no other responsibility or liability with respect to such Licensed Product or materials.

(c) Any party claiming a right to indemnification under this Section 9 ("indemnitee") shall give prompt written notice to the other party ("indemnitor") of any claim or legal proceeding which may give rise to such right to indemnification (a "Claim"). Without limiting the foregoing, Licensee agrees to give Licensor written notice of any product liability Claim made against Licensee with respect to any Licensed Product within fifteen (15) days of Licensee's receipt of the Claim. Without limiting the foregoing, Licensee agrees to give Licensor written notice of any product liability Claim made or suit filed with respect to any Licensed Product, any investigations or directives regarding the Licensed Products issued by the Consumer Product Safety Commission ("CPSC") or other federal, state or local consumer safety agency, and any notices sent by Licensee to, or received by Licensor from, the CPSC or other consumer safety agency regarding the Licensed Products within ten (10) days of Licensee's receipt or promulgation of the Claim, suit, investigation, directive, or notice. Without limiting the foregoing, Licensee agrees not to communicate with the press regarding any product liability Claim, and not to confirm or deny any information relating to such Claim without Licensor's prior written consent which shall not be unreasonably conditioned, withheld or delayed. The indemnitor shall have the right to defend any Claim or action at its sole cost and expense with counsel of the indemnitor's choice reasonably satisfactory to the indemnitee. The indemnitee will at all times cooperate in all reasonable respects with the indemnitor and counsel in the conduct of the defense of any Claim or action giving rise to indemnification hereunder.

(d) Notwithstanding any provisions of this Section 9 or any other provisions of this Agreement, Licensee will in no event have the right, in any Claim or action or proceeding hereunder, to settle any claims or issues relating to any Trademarks or the rights to ownership or utilization thereof.

10. Termination of License. Licensor shall have the right to terminate the license and other rights granted to Licensee herein without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement or at law, or in equity, or otherwise, upon the occurrence of any one or more of the following events:

(a) Licensor may terminate the license and other rights granted to Licensee herein, effective immediately upon giving Licensee written notice of termination, if (i) Licensee sells Licensed Products outside of the Territory, (ii) Licensee is at any time in default under Section 6, or Licensed Products are available for purchase in non-licensed

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channels of distribution, (iii) any Transfer takes place or change in the record or beneficial ownership of Licensee or any of its parents or affiliates changes in a manner so as to change the actual control and management of Licensee or an assignment or change of control prohibited by Section 15 shall take place, (iv) Licensee defaults on any obligations secured by a security interest in or other lien or encumbrance on any Licensed Products and fails to cure such default prior to the time the secured party acts with respect to such Licensed Products, (v) Licensee fails to maintain in effect any insurance required by the provisions of Section 9(a) or (vi) Licensee is at any time in default under Section 5(a) hereof, unless such breach if with respect to subsection (iv) or (v) hereof is cured, if curable, within fifteen (15) business days after written notice thereof.

(b) Licensor may also terminate the license and other rights granted to Licensee herein, effective immediately upon giving Licensee written notice of termination, if (i) Licensee fails to make any payment due to Licensor under this Agreement when such payment is due and fails to cure such default for ten (10) days or more after written notice thereof from Licensor to Licensee, (ii) Licensee fails two (2) or more times during any twelve month period during the term of this Agreement to make any payment due to Licensor for a period of ten (10) days or more after such payment is due, (iii) Licensee is insolvent, (iv) Licensee breaches or fails to perform any other terms or provisions of this Agreement not otherwise provided for above, and such breach or failure is not curable or, if curable, is not cured within ten (10) days after written notice thereof from Licensor, (v) Licensee files a voluntary petition or proceeding in bankruptcy or under any federal or state bankruptcy or insolvency or other law for the relief of debtors; consents to the appointment of a receiver, custodian or liquidator for a portion of its business or property; has filed against it and not dismissed within forty-five (45) days an involuntary proceeding under any federal or state bankruptcy or insolvency or other law for the relief of debtors or for the appointment of a receiver, custodian or liquidator, (vi) Licensee makes an assignment for the benefit of its creditors, (vii) Licensee ceases or admits in writing its intention to cease, the manufacture, sale or distribution of Licensed Products or the conduct of its business in the ordinary course; (viii) Licensee fails to comply with the provisions of 5(ii) of this Agreement; and (ix) Licensee fails to comply with all federal securities compliance requirements, including but not limited to failure to obtain and timely file audited and other required financial reports and disclosures with the Securities and Exchange Commission; failure to maintain exchange listing requirements and failure to trade on, at a minimum, the OTCBB as a nationally recognized and regulated exchange; and failure to comply with reporting requirements under Section 13(d) and Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") that apply to officers, directors and certain major shareholders of SEC reporting companies.

11. Effect of Expiration of Term or Termination of License.

(a) Upon the expiration of the Term, or the termination of the license pursuant to Section 10 for any reason whatsoever, the Term shall end and all rights of Licensee under this Agreement shall terminate and automatically revert to Licensor, except as otherwise provided herein. Upon expiration of the Term or termination of the license pursuant to Section 10, Licensee shall immediately discontinue all use of the Property and shall no longer have any right to use the Property or any variation or simulation thereof in any manner or for any purpose whatsoever, except as provided in Section 11(d). Licensee shall transfer to Licensor by such documentation as Licensor may require all registrations, filings, trademarks, copyrights and other rights with regard to the Property which Licensee may have possessed at any time. Subject to the provisions of Section 11(e) concerning the sale of Termination

Inventory (as defined below), Licensee shall deliver to Licensor, at Licensee's expense, all sketches, samples, designs or other matters belonging to Licensor and relating to Licensed Products, and all Licensed Products, packaging materials and advertising and promotional materials bearing reference to the Property in any form.

(b) Upon the expiration of the Term, or the termination of the license pursuant to Section 10, no trustee in bankruptcy, assignee for the benefit of creditors, custodian, receiver, sheriff or court officer or other successors to Licensee or its assets or business shall have any right to continue this Agreement or to use or exploit the Property in any manner whatsoever.

(c) Notwithstanding the provisions of Section 11(b), in the event that under the United States Bankruptcy Code or any amendment or successor thereto (collectively the "Bankruptcy Code"), the trustee in bankruptcy of Licensee, as bankruptcy debtor, is permitted to and does assume this Agreement and thereafter proposes to assign this Agreement by an assignment which fulfills the applicable requirements of the Bankruptcy Code, the trustee or Licensee shall notify Licensor of the proposed assignment in advance, in writing, setting forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other material terms and conditions of the proposed assignment. Such notice shall be considered an offer to Licensor to have this Agreement assigned to Licensor or its designee for the consideration (or its reasonable equivalent in money) and under the other material terms in the notice. Licensor may exercise the option and accept the offer by giving the trustee or Licensee, as appropriate, written notice of exercise and acceptance within twenty (20) days after Licensor receives the notice from the trustee or Licensee. If Licensor fails to give notice and exercise the option within such twenty (20) day period, the trustee or Licensee may complete the proposed assignment, but only to the party and for the consideration and under the terms described in the notice.

(d) Within thirty (30) days after the expiration of the Term or termination of the license pursuant to Section 10, Licensee shall prepare and deliver to Licensor a written statement of Licensed Products and inventory on hand bearing reference to the Property or Licensor's name in any form (the "Termination Inventory"), including a complete and accurate schedule as of the date of expiration of the Term or termination of the license of all completed Licensed Products on hand that bear reference to the Property or Licensor's name in any form; all work in process that bears reference to the Property or Licensor's name in any form relating to Licensed Products on hand, including uncut piece goods and products and materials in the process of manufacture; all Packaging, advertising and promotional materials and other documents or items that bear reference to the Property or Licensor's name in any form in Licensee's possession or control or in the process of manufacture for Licensee and the cost of each item included in such Termination Inventory. If, <u>but only if</u>, the license has not been terminated by Licensor as a result of (i) Licensee's failure to make payments as agreed, or (ii) failure of the Licensed Products to comply with governmental requirements, or (iii) a violation of any other provision of this Agreement by Licensee, or (iv) any action or omission by Licensee which could result in jeopardy to Licensor's rights in the Property by the continued sale of Licensed Products, Licensee shall be free to sell the Termination Inventory to Licensor or to third parties for a period of one hundred eighty (180) days after expiration of the Term or termination of the license ("the sell-off period"). Any items in the Termination Inventory bearing reference to the Property or Licensor's name in any form that have not been sold and remain after the sell-off period provided for in this Section shall have all uses of the Property removed by Licensee, including but not limited to, all tags and labels bearing any reference to the Property, from the Licensed Products and shall thereafter deliver to Licensor, dispose of or destroy the remainder of the packaging materials in accordance with Licensor's

instructions. Licensee shall not 'stockpile' Licensed Products or manufacture amounts or Licensed Products towards the end of the Term which when compared to previous periods during the Term are unusually high amounts to be distributed following the Term.

(e) Effective upon the expiration of the Term or termination of the license for any reason, Licensor shall have the free and unrestricted right to grant other parties one or more licenses to use the Property in connection with the manufacture, sale, distribution or advertising and promotion of Licensed Products in the Territory or to enter into such other transactions as it desires for the use of the Property with Licensed Products or in any other manner, without any obligation of any kind to Licensee. The right of Licensee to sell items of Termination Inventory under Section 11 (d) is non-exclusive only and shall not in any manner limit Licensor's right to enter into other licenses or transactions.

(f) Notwithstanding any termination of the license or other rights herein pursuant to Section 10 or otherwise, Licensor hereby reserves all rights and remedies which are granted or available to it under this Agreement or applicable law, and termination of the license or of this Agreement shall not be deemed to be an exclusive remedy or to limit Licensor in any manner from enforcing any other rights or remedies.

12. Licensee's Books and Records.

(a) Licensee shall maintain separate and appropriate books of account and records, of all its operations under or in connection with this Agreement all in accordance with generally accepted accounting principles (including, without limitation, a sales journal, sales return journal, cash receipt book, general ledger, purchase orders, cutting tickets, and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

(b) The Licensed Products shall be assigned style numbers unique from any products other than the Licensed Products which Licensee may manufacture and/or sell. The style number assigned to each Licensed Product shall be identical to the style number utilized to identify the Licensed Products in all of Licensee's books and records.

(c) All sales of the Licensed Products shall be made on numbered invoices and shall:

(i) contain a statement that it shall only be paid to an account credited by Licensee or its assignee; and

(ii) be recorded monthly on a computer printout analysis containing sales related only to the Licensed Products so as to easily trace the source of the reported sales.

(d) During the Term and for three (3) years thereafter, Licensor, and its employees, agents and representatives, shall have the right, at its own expense, on reasonable notice to Licensee (but in no event need such notice be more than ten (10) business days) and during regular business hours, to examine, photocopy, and make extracts from such books of account and other records, documents and materials (including, but not limited to, invoices, purchase orders, sales records, and reorders) to the extent needed to confirm sales, Royalties and other matters relating to compliance with this Agreement, which shall be maintained and kept by Licensee during the period specified herein.

(e) All such books of account and records shall be kept available by Licensee at the address referred to herein for three (3) years after the termination, expiration, or mutual release from this Agreement.

(f) If any examination or audit by Licensor for any period discloses that the actual Net Sales for that period exceeded those reported by more than five percent (5%), Licensee shall pay the reasonable out of pocket cost of such examination or audit in addition to the amount of Royalties that such examination or audit discloses is owed to Licensor together with interest on the unreported amount at a rate equivalent to the Prime Rate plus four (4%) percent, or the highest lawful rate, whichever is less. All payments due pursuant to this Section must be made within fifteen (15) days after Licensee receives notice thereof. Licensor shall not have the right to examine or audit Licensee's books and records more than once in any twelve-month period during the term hereof, except that if any such examination or audit discloses that actual Net Sales for the period reported exceeded the Net Sales reported by more than five (5%) percent, Licensor will thereafter have the unlimited right to examine or audit Licensee's books and records in accordance herewith.

(g) Licensee may contest the audit findings ("Licensor's Audit") of Licensor's auditors by sending notice to Licensor within thirty (30) days of receipt of Licensor's Audit that Licensee exercises its right to contest the audit under this Section 12(g). Licensee shall cause its independent auditors to conduct an audit ("Licensee's Audit") and shall complete the same within forty-five (45) days of Licensee's receipt of Licensor's Audit. Licensee may discontinue the contest of Licensor's Audit or submit Licensee's Audit to Licensor. Upon a discontinuance of the contest the provisions of Article V shall govern. If Licensee submits Licensee's Audit to Licensor, Licensor shall have thirty (30) days in which to accept or reject the Licensee's Audit. If Licensor rejects Licensee's Audit, and the parties are unable to arrive at a resolution of the matter, Licensor reserves the right to bring an action against Licensee to resolve such matter.

13. Confidentiality. Licensee understand and acknowledge that Licensee may have access to information concerning Licensor that either is confidential or constitutes a trade secret, including, without limitation, information about each parties' respective business and marketing plans, sales figures, books and records, customers, manufacturers, suppliers, channels of distribution, and designers and technical information, marketing, targeting, advertising and/or branding information, research, designs, plans, ideas, methods, techniques, processes and know-how, whether tangible or intangible, and whether or not disclosed in connection with this Agreement or otherwise (collectively, "Confidential Information"). Licensee understands and agrees that maintaining the strict confidentiality of all Confidential Information during the Term, and for a period of not less than three (3) years following the expiration of the Term or termination of the license, is a material obligation under this Agreement. Licensee further acknowledges that it shall make no use of Confidential Information of Licensor whatsoever except as such usage may be necessary to perform its obligations hereunder or to enforce its rights hereunder. The terms of this provision shall not apply to any information that (i) is or becomes public knowledge through no fault or action of either party prior to the other party's disclosure of same, (ii) is already in either party's possession, provided that such information is not known by such party to be subject to another confidentiality agreement with, or other obligation of secrecy to, the other party, or (iii) becomes available to either party on a non-confidential basis provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation

of secrecy to the other party. In the event that Licensee is required by court decree (by oral questions, interrogatories, requests for information or documents subpoena or similar process) to disclose any Confidential Information supplied to Licensee by or on behalf of Licensor, Licensee will provide the Licensor with prompt notice of such request(s) so that it may seek an appropriate protective order and/or waive the Licensee's compliance with the provisions of this Agreement.

14. Notice. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered in hand to the party addressed, when delivered by express courier or overnight mail, or three (3) days after being sent by certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses set forth below or at such other address or number as any party entitled to notice hereunder may in a like manner from time to time notify the other parties in writing. Approvals need not be sent to the parties to whom copies are sent.

If to Licensor:

Brand Strategy Group Inc.
412 N Main St Ste 100,
Buffalo, WY 82834
Attention: Mr. Kevin Hatt

If to Licensee:

Ami James Brands Inc.
1360 Washington Ave
Miami Beach, FL 33139

Attention:

15. Assignment. This Agreement shall be binding upon and inure to the benefit of Licensor, its successors and assigns. This Agreement and the rights hereunder are personal to Licensee and shall not be transferred, assigned, sub-contracted or sublicensed in any manner, pledged or otherwise encumbered by Licensee, whether voluntarily, involuntarily, by operation of law or otherwise ("Transfer"). Any Transfer shall be void and of no force and effect unless permitted in accordance with the express provisions hereof.

16. Addendums. Either party may have reason to add components to this Agreement at any time under the term of the Agreement. Any agreed upon modifications to this Agreement shall be stated in an addendum to the Agreement and shall be signed by both parties. This writing, including the Schedules attached hereto, contains the entire, final, complete and exclusive agreement between the parties concerning the subject matter hereof, and supercedes any prior representations, promises, agreements or communications of any kind, oral or written between the parties concerning the subject matter hereof. There are no representations, promises, warranties, covenants or undertakings other than those contained in this writing. This Agreement or the terms hereof can only be extended, modified or waived by a writing signed by both parties.

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17. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in the State of California, without regard to conflicts of law principles.

18. Jurisdiction, Venue and Procedure.

(a) Each party hereto irrevocably and unconditionally consents to the jurisdiction of the Superior Court of the State of California, Los Angeles County and the United States District Court for the Central District Of California, in any action to enforce, interpret or construe any provision of this Agreement, and also hereby irrevocably waives any defense of improper venue or forum non convenience to any such action brought in those courts. Each party hereto consents to service of process by certified mail at its address set forth on the first page of this agreement. Each party further irrevocably agrees that, any action to enforce, interpret or construe any provision of this agreement will be brought only in one of such courts and not in any other court.

(b) In any action or proceeding in a United States District Court, Licensor and Licensee waive any right to trial by jury in any action, proceedings or counterclaim concerning this Agreement and any rights thereunder or any other agreement delivered in connection herewith, if any, and agree that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.

(c) In any action or proceeding in California Superior Court, Licensor and Licensee hereby agree, pursuant to California Code of Civil Procedure Section 638(a), that any controversy arising between them shall be heard by a referee who shall hear and determine any and all issues in the action or proceeding, whether of fact or law, and who shall report a statement of decision, which shall stand as the decision of the court and shall be entered pursuant to C.C.P. § 644(a). It is the intent of the parties that this paragraph constitute a binding reference agreement between the parties pursuant to C.C.P. § 638. The parties further stipulate and agree that the referee to be appointed pursuant to C.C.P. § 640 shall be a retired judge of the California state or federal courts.

19. Equitable Relief. Licensor and Licensee acknowledge that their performance and obligations hereunder are unique, of extraordinary value, and that a material breach by either such party of any material obligation hereunder will cause the other such party irreparable damage which cannot be compensated with money only. Therefore, each such party agrees that the other such party, as a matter of right, shall be entitled to an injunction or other equitable relief, in addition to all other rights at law to prevent the material breach of any material terms or conditions hereof, and to enforce any rights of the party seeking equitable relief hereunder.

20. Force Majeure. If the performance of any provision of this Agreement by another party is prevented or delayed by reason of war, mobilization, revolution, civil commotion, riot, flood, hurricane, act of God, or the public enemy, the party affected, shall promptly provide notice thereunder to the other party and shall be excused from such performance to the extent that it is prevented or delayed thereby during the continuance of any such happening of such event until sixty (60) days after the date that the affected party is no longer prevented or delayed from performing the provisions of this Agreement by reason of the above events.

21. Legal Counsel. The parties hereto have each participated in the negotiation and drafting of this Agreement and have each been represented throughout to his or its satisfaction by legal

counsel of his or its choosing. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

22. Enforcement. Any provisions of this Agreement which are unenforceable in any jurisdiction in which this Agreement is sought to be enforced, or are invalid or contrary to the law of such jurisdiction, or the inclusion of which would affect the validity, legality or enforcement of this Agreement, shall be of no effect, and in such case all remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement as though no such invalid portion had ever been included herein. It is the intent of the parties to create a valid license to the Property, and all provisions of this Agreement should be read to give this intent legal force and effect. In any action or proceeding brought by any party to enforce any rights under, or pursuant to, this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred in connection therewith, including all legal fees and disbursements.

23. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Definitions. Certain words used in this Agreement are industry related and their definition(s) are to be determined by the definition used in their respective industry.

25. Regulatory Approval. As applicable, the Licensee shall comply with all regulatory and other agencies, including governmental and private, as applicable, in the marketing, distribution, and/or selling of the Products. Licensor shall provide any approvals, as applicable, to Licensee, that would be beneficial in the efforts of the Licensee.

Signature Page to Follow

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Licensor and the Licensee on the date first above written.

LICENSOR:

Name: Kevin Hatt
Title: President
Brand Strategy Group Inc.

LICENSEE:

Name:
Title: Ira Morris - PRESIDENT
Ami James Brands Inc.

Schedule A

Intellectual Property

All Rights to the name "Phillip Acker"

Includes, but not limited to:

Tops: T-shirts, Hoodies, Long Sleeve – all products under the category of "tops"
Bottoms: Jeans, sweats, cargo pants – all products under the category of "bottoms"
Headwear: Baseball caps, hats – all products under the category of "headwear"
Accessories in all categories.

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Schedule B

Licensed Products

The Licensee is granted all rights in reference to the following Phillip Acker branded products:

Licensed Products shall mean all apparel, accessories and bags, including, but not limited to, the following products, bearing one of the Trademarks as designated by Licensor, in its sole discretion:

1. "Menswear Licensed Products", as follows: men's suits, jackets, slacks, jeans, overcoats, top coats, sports outerwear, sweaters, knit shirts, dress shirts, sport shirts, raincoats, scarves, robes, socks, gloves, watches, handkerchiefs, underwear, pajamas, ties (including bow ties, ascot ties, pocket squares and cummerbunds) hats and caps and such other items as may from time-to-time be designated upon written agreement by the parties.

2. "Boyswear Licensed Products", sizes 4-20, as follows: boy's dress, knit and woven sport shirts, suits, sportcoats, vests, sweaters, topcoats, neckwear, long and short pants and slacks, jeans, socks, gloves, underwear, pajamas, hats and caps, handkerchiefs and swimsuits, and such other items as may from time-to-time be designated upon written agreement by the parties.

3. "Girlswear Licensed Products", sizes 3-14, as follows: shirts, blouses, knit shirts, dresses, coats, sport jackets, sweaters, slacks, jeans, socks, gloves, hats, scarves, swimwear, handkerchiefs and skirts and such other items as may from time-to-time be designated upon written agreement by the parties.

4. "Infants and Toddlers Licensed Products", as follows: newborn, infant and toddler apparel including, without limitation, playwear, sportswear, outerwear and sleepwear.

5. Accessory Licensed Products", as follows: personal leather goods, luggage and ladies' handbags, including, but not limited to wallets, portfolios, key cases, eyeglass cases, schoolbags, jewelry boxes, cosmetic cases, cosmetics, document bags, all bag related products, executive stationery accessories, brief cases, attache cases and men's toiletries and accessories, employing, fabrics or synthetic leather substitutes, and men's, women's and children's belts, suspenders and watch bands.

6. "Women's Licensed Products", as follows: shirts, blouses, skirts, knit shirts, dresses, jackets, suits, sweaters, pants, shorts, jeans, vests, coats, raincoats, scarves, outerwear, hosiery (including sheer hosiery and panty hose), gloves, swimwear, hats and caps, watches and jewelry and such other items as may from time-to-time be designated upon written agreement by the Parties.

Any Phillip Acker branded products not specifically listed above shall be considered new products ("New Products"). Licensee and Licensor may, through the normal course of their

businesses, develop New Products that, upon approval as a Licensed Product, would be subject to the terms and conditions of this Agreement. Licensee shall have a "right of first refusal" to include New Products in the Licensed Products covered by this Agreement. Licensee shall have thirty (30) days to exercise its right in writing to include said New Products in the Licensed Products covered by this Agreement. After thirty (30) days, Licensor shall be free to manufacture, sell and market said New Products in any manner it desires so long as such marketing does not create any material conflict with Licensee's marketing of the Licensed Products pursuant to this Agreement.

Schedule C

Licensed Channels of Distribution

For the avoidance of doubt, only authorized "doors" (as such term is used in the industry) considered "better" department and specialty stores and boutiques are deemed Licensed Channels of Distribution hereunder. If Licensed Products are available for purchase at any store or are diverted to other channels not authorized by Licensor, such channels shall not be deemed Licensed Channels of Distribution hereunder.

Schedule C-2

Off-Price Channels of Distribution

Any 'door' of an off-price channel where competitive products to the Licensed Products are available for purchase.

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